Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Paramount Gold Nevada Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share (the “Common Stock”)	Other(3)	2,222,182(2)	$0.66	$1,466,640.12	.0000927	$135.96
Total Offering Amounts					$1,466,640.12		$135.96
Total Fee Offsets							N/A
Net Fee Due							$135.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Paramount Gold Nevada Corp. that may become issuable under the Paramount Gold Nevada Corp. 2016 Stock Incentive and Equity Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, split-up, recapitalization or similar transaction the effect of which results in an increase in the number of the Company’s outstanding shares of Common Stock issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents 2,222,182 shares of Common Stock reserved for issuance pursuant to the Plan.
(3)

Estimated solely for the purpose of computing the registration fee pursuant Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices reported for the Common Stock on the NYSE American on February 14, 2022.